Exhibit 99.1

WhiteHorse Finance, Inc. Announces First Quarter 2024 Earnings Results and Declares Quarterly Distribution of $0.385 Per Share

NEW YORK, May 8, 2024 /PRNewswire/ -- WhiteHorse Finance, Inc. (“WhiteHorse Finance” or the “Company”) (Nasdaq: WHF) today announced its financial results for the quarter ended March 31, 2024. In addition, the Company’s board of directors has declared a distribution of $0.385 per share with respect to the quarter ended March 31, 2024. The distributions will be payable on July 2, 2024 to stockholders of record as of June 18, 2024.

Stuart Aronson, WhiteHorse Finance’s Chief Executive Officer, commented, “I am pleased to report that WhiteHorse delivered another strong quarter of core net investment income well in excess of our regular dividend. We are seeing balanced activity across our portfolio in terms of credit performance and stability after incurring realized losses and one markdown on an equity investment in which we had no cash basis during the quarter. As the broader lending market has become more aggressive, WhiteHorse continues to underwrite at conservative terms.  Our pipeline level remains high, with opportunities to invest in credits with compelling risk-return characteristics, due in part to our sourcing model, which allows us to source deals in areas of the market where there is less competition. This has allowed us to continue to be conservative in our deal selection and efficiently redeploy capital as repayment activity increases.”

Summary Information as of March 31, 2024 and December 31, 2023 (unaudited):

	Three Months Ended	Three Months Ended	Change
($ in thousands except per share data)	March 31, 2024	December 31, 2023	$	%
Total investment income	$25,475	$25,633	(158.0)	(0.6)
Total expenses, including excise tax	14,660	15,029	(369)	(2.5)
Net investment income and core net investment income(1)	10,815	10,604	211	2.0
Net investment income and core net investment income(1) per share	0.465	0.456	0.009	2.0
Distributions per share	0.385	0.385	-	-
Net realized gains (losses)	(5,634)	340	(5,974)	NMF
Net unrealized appreciation (depreciation)	788	(7,518)	8,306	(110.5)
Net increase in net assets resulting from operations	5,969	3,426	2,543	74.2

($ in thousands except per share data)	As of March 31, 2024	As of December 31, 2023	$	%
Total investments, at fair value(2)	$697,869	$696,168	1,701	0.2
STRS JV total investments, at fair value	309,429	312,217	(2,788)	(0.9)
Net asset value per share	13.50	13.63	(0.13)	(1.0)

Portfolio and Investment Activity

As of March 31, 2024, the fair value of WhiteHorse Finance’s investment portfolio was $697.9 million, compared with $696.2 million as of December 31, 2023. The portfolio as of March 31, 2024 consisted of 120 positions across 71 companies with a weighted average effective yield of 13.7% on income-producing debt investments. The average debt investment size (excluding investments in STRS JV (as defined below)) was $6.5 million with the overall portfolio comprised of approximately 80.6% first lien secured loans, 0.7% second lien secured loans, 3.2% equity and 15.3% in investments in STRS JV. Almost all loans were variable rate investments (primarily indexed to the Secured Overnight Financing Rate) with fixed rate securities representing only 1.1% of loans at fair value. Nearly all performing floating rate investments have interest rate floors.

During the three months ended March 31, 2024, WhiteHorse Finance made investments in five new portfolio companies for a total of $44.7 million, added a total of $10.3 million to existing portfolio companies. Proceeds from sales and repayments totaled approximately $43.4 million for the three months ended March 31, 2024, driven by full repayments from ALM Media, LLC, Project Castle, Inc. (d/b/a Material Handling Systems, Inc.), StoicLane MidCo, LLC (d/b/a StoicLane Inc.), PG Dental New Jersey Parent, LLC, JVMC Holdings Corp. (fka RJO Holdings Corp) and net repayments of $0.8 million on revolver commitments.

In addition to the transactions discussed above, during the three months ended March 31, 2024, WhiteHorse Finance transferred assets comprised of one new and two existing portfolio companies, totaling $8.5 million to STRS JV in exchange for cash proceeds.

Distributions

The Company's board of directors has declared a distribution of $0.385 per share with respect to the quarter ending June 30, 2024. The distribution will be payable on July 2, 2024 to stockholders of record as of June 18, 2024.

On February 29, 2024, the Company declared a distribution of $0.385 per share for the first quarter ended March 31, 2024, with distributions declared at or above $0.355 for the forty-sixth consecutive quarter since the Company’s initial public offering. The distribution was paid on April 2, 2024 to stockholders of record as of March 22, 2024.

Distributions are paid from taxable earnings and may include return of capital and/or capital gains. The specific tax characteristics of the distributions will be reported to stockholders on Form 1099-DIV after the end of the calendar year and in the Company’s periodic reports filed with the Securities and Exchange Commission.

Conference Call

WhiteHorse Finance will host a conference call to discuss its first quarter results for the period ended March 31, 2024 at 10:00 a.m. ET on Wednesday, May 8, 2024. To access the teleconference, please dial 800-445-7795 (domestic) or +1 785-424-1699 (international) approximately 10 minutes before the teleconference’s scheduled start time and reference ID #WHFQ124. Investors may also access the call on the investor relations portion of the Company’s website www.whitehorsefinance.com.

If you are unable to access the live teleconference, a replay will be available beginning approximately two hours after the call’s completion through May 15, 2024. The teleconference replay can be accessed by dialing 800-839-1246 or +1 402-220-0464 for international callers. A webcast replay will also be available on the investor relations portion of the Company’s website at www.whitehorsefinance.com.

About WhiteHorse Finance, Inc.

WhiteHorse Finance is a business development company that originates and invests in loans to privately held, lower middle market companies across a broad range of industries. The Company’s investment activities are managed by H.I.G. WhiteHorse Advisers, LLC, an affiliate of H.I.G. Capital, LLC, (“H.I.G. Capital”). H.I.G. Capital is a leading global alternative asset manager with $60 billion of capital under management(3) across a number of funds focused on the small and mid-cap markets. For more information about H.I.G. Capital, please visit http://www.higcapital.com. For more information about the Company, please visit http://www.whitehorsefinance.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

(1) “Core net investment income” is a non-GAAP financial measure. The Company believes that core net investment income provides useful information to investors and management because it reflects the Company’s financial performance excluding (i) the net impact of costs associated with the refinancing of the Company’s indebtedness, (ii) the accrual of the capital gains incentive fee attributable to net realized and unrealized gains and losses, and (iii) excise and other income taxes related to such net realized gains and losses (net of incentive fees). The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Additional information on core net investment income and a reconciliation of core net investment income to its most directly comparable GAAP financial measure, net investment income, are set forth in Schedule 1 hereto.

(2) Includes investments in WHF STRS Ohio Senior Loan Fund LLC (“STRS JV”), an unconsolidated joint venture, totaling $107.0 million, at fair value.

(3) Based on total capital raised by H.I.G. Capital and affiliates.

SCHEDULE 1

As a supplement to GAAP financial measures, the Company has provided information relating to core net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income determined in accordance with GAAP. The Company’s non-GAAP measures may differ from similar measures by other companies, even if similar terms are used to identify such measures. Core net investment income represents net investment income adjusted to exclude the net impact of costs associated with the refinancing of the Company’s indebtedness, the accrual of the capital gains incentive fee attributable to net realized and unrealized gains and losses, and excise or other income taxes related to such net realized gains and losses (net of incentive fees). There were no excise or other income taxes related to net realized gains and losses for the quarters ended March 31, 2024 and March 31, 2023.

The following table provides a reconciliation of net investment income to core net investment income for the three months ended March 31, 2024 and March 31, 2023 (in thousands, except per share data):

	March 31, 2024		March 31, 2023
	Amount	Per Share	Amount	Per Share
		Amounts		Amounts
Net investment income	$10,815	$0.465	$10,704	$0.461
Net impact of costs associated with refinancing of indebtedness	-	-	-	-
Accrual for capital gains incentive fee	-	-	-	-
Net impact of excise tax expense related to net realized gains and losses	-	-	-	-
Core net investment income	$10,815	$0.465	$10,704	$0.461

Contacts

Stuart Aronson
WhiteHorse Finance, Inc.
212-506-0500
saronson@higwhitehorse.com

or

Joyson Thomas
WhiteHorse Finance, Inc.
305-379-2322
jthomas@higwhitehorse.com

or

Robert Brinberg Rose & Company 212-257-5932 whitehorse@roseandco.com

Source: WhiteHorse Finance, Inc.